As filed with the Securities and Exchange Commission on June 12, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

J. Crew Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

New York	22-2894486
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

770 Broadway

New York, NY 10003

(Address of Registrant’s Principal Executive Offices)

J. Crew Group, Inc. 2008 Equity Incentive Plan

(Full Title of the Plan)

Arlene S. Hong, Esq.

Senior Vice President, General Counsel and Corporate Secretary

2 Penn Plaza, 26th Floor

New York, NY 10121

212-209-2500

(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
J. Crew Group, Inc. Common Stock, par value $.01 per share	3,000,000 shares	$34.075	$102,225,000	$4,017.44
Total	3,000,000 shares	N/A	$102,225,000	$4,017.44

(1)	Together with an indeterminate number of shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the J. Crew Group, Inc. 2008 Equity Incentive Plan (the “Plan”) as the result of a stock split, stock dividend or similar adjustment of the outstanding common stock of J. Crew Group, Inc.
(2)	With respect to J. Crew Group, Inc. Common Stock (“Common Stock”) subject to future option grants, estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”) and based upon the average of the high and low prices of the Common Stock of the Registrant as reported on the New York Stock Exchange on June 9, 2008.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the J.Crew Group, Inc. 2008 Equity Incentive Plan (the “Plan”) as specified by Rule 428(b)(1) under the Securities Act. Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement on Form S-8 (this “Registration Statement”) or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been previously filed with the Commission, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof:

(i)	the Annual Report on Form 10-K of J. Crew Group, Inc. (the “Company” or the “Registrant”) for the fiscal year ended February 2, 2008, filed with the Commission on March 26, 2008 (the “Annual Report”);

(ii)	all other reports filed by the Registrant pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Annual Report; and

(iii)	the description of the Common Stock, par value $0.01 per share, set forth under “Description of Capital Stock” in the prospectus forming a part of the S-1/A registration statement filed by the Company pursuant to the Securities Act with the Commission on June 22, 2006.

All reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto, which indicates that all securities offered hereunder have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated herein by reference, or contained in this Registration Statement, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Nothing in this registration statement shall be deemed to incorporate information furnished but not filed with the Commission pursuant to Item 2.02 or Item 7.01 of Form 8-K.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Delaware law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits, proceedings whether civil, criminal, administrative, or investigative (other than action by or in the right of the corporation -a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s charter, by-laws, disinterested director vote, shareowner vote, agreement, or otherwise.

Delaware law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its shareowners for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director’s duty of loyalty to the corporation or its shareowners, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of unlawful dividends or unlawful stock purchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

Our certificate of incorporation provides that no director shall be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except as required by the Delaware General Corporation Law as in effect from time to time. Our bylaws provide that, to the full extent permitted by law, we will indemnify any person made or threatened to be made a party to any action by reason of the fact that the person is or was our director or officer, or serves or served as a director or officer of any other enterprise at our request.

The Company has in place a directors’ and officers’ liability insurance policy, which indemnifies our directors and officers against liability arising from certain acts performed by them in their respective capacities as such.

The Plan provides that no member of the Committee, nor any person acting pursuant to authority delegated by the Committee, nor any officer, director, or associate of the Registrant acting at the direction or on behalf of the Committee, shall be liable for any action, omission, or determination relating to the Plan, and the Registrant shall, to the fullest extent permitted by law, indemnify and hold harmless each member of the Committee, each person acting pursuant to authority delegated by the Committee, and each other officer, director, or associate of the Registrant to whom any duty or power relating to the administration or interpretation of the Plan has been delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any action, omission or determination relating to the Plan, unless, in either case, such action, omission, or determination was taken or made by such member, director, associate, or other person acting pursuant to authority delegated by the Committee in bad faith and without reasonable belief that it was in the best interests of the Registrant.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following documents are filed with or incorporated by reference into this Registration Statement:

4.1	Certificate of Incorporation of J. Crew Group, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1/A, filed with the Commission on October 11, 2005)

4.2	By-Laws of J. Crew Group, Inc., (incorporated by reference to Exhibit 3.2 to the Form 8-K/A filed on October 18, 2005)

4.3	J. Crew Group, Inc. 2008 Equity Incentive Plan

5.1	Opinion of the law firm of Cleary Gottlieb Steen & Hamilton LLP regarding the validity of securities being registered

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm

23.2	Consent of Cleary Gottlieb Steen & Hamilton LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of the employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the

Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 12th day of June, 2008.

J. CREW GROUP, INC.

By:	/s/ James Scully
James Scully
Executive Vice President, Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below on this Registration Statement hereby constitutes and appoints Arlene Hong and James Scully, and each of them, with full power to act without the other, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (unless revoked in writing) to sign any and all amendments (including post-effective amendments thereto) to this Registration Statement to which this power of attorney is attached, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated, on 5th day of June, 2008.

Signature	Title

/s/ Millard Drexler	Chairman of the Board and Chief Executive Officer
Millard Drexler	(Principal Executive Officer)

/s/ James Scully	Executive Vice President, Chief Financial Officer
James Scully	(Principal Financial Officer; Principal Accounting Officer)

/s/ Mary Ann Casati	Director
Mary Ann Casati

/s/ Jonathan Coslet	Director
Jonathan Coslet

/s/ James Coulter	Director
James Coulter

/s/ Steven Grand-Jean	Director
Steven Grand-Jean

/s/ David House	Director
David House

/s/ Heather Reisman	Director
Heather Reisman

/s/ Stuart Sloan	Director
Stuart Sloan

/s/ Josh Weston	Director
Josh Weston

EXHIBIT INDEX

Exhibit No.	Description	Method of Filing	Page
4.1	Certificate of Incorporation of J. Crew Group, Inc. dated October 11, 2005.	Incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1/A, filed with the Commission on October 11, 2005.	—

4.2	By-Laws of J. Crew Group, Inc.	Incorporated by reference to Exhibit 3.2 to the Form 8-K/A filed on October 18, 2005.	—

4.3	J. Crew Group, Inc. 2008 Equity Incentive Plan	Filed herewith	E-2

5.1	Opinion of the law firm of Cleary Gottlieb Steen & Hamilton LLP regarding the validity of securities being registered	Filed herewith	E-28

23.1	Consent of KPMG LLP, Independent Auditors	Filed herewith	E-30

23.2	Consent of Cleary Gottlieb Steen & Hamilton LLP (included in Exhibit 5.1)	Filed herewith	E-28

24.1	Power of Attorney (included on signature page)	Filed herewith	II-6

E-1